                                                                 ORDER 2001-9-17

                                                      SERVED: SEPTEMBER 28, 2001

                            UNITED STATES OF AMERICA
[LOGO]                    DEPARTMENT OF TRANSPORTATION
                             OFFICE OF THE SECRETARY
                                WASHINGTON, D.C.

                   Issued by the Department of Transportation
                       on the 25TH DAY OF SEPTEMBER, 2001

------------------------------------
Essential air service at           |
                                   |
     HARRISON, ARKANSAS            |                 DOCKET OST-1997-2935-31
                                   |
under 49 U.S.C. 41731 et seq.      |
------------------------------------

                    ORDER APPROVING ALTERNATE SERVICE PATTERN
                          AND REVISING SUBSIDY PAYOUT

BACKGROUND
Under Orders 99-12-28, December 29, 1999, and 2000-12-21, December 22, 2000, the
Department has authorized Big Sky Transportation Co., d/b/a Big Sky Airlines, to provide subsidized essential air service at Harrison, Arkansas, for the two-year period ending November 30, 2001, by operating two and a half round trips to Dallas/Ft. Worth and one and a half round trips to St. Louis each weekday and weekend with 19-seat Fairchild Metro III or Metro 23 aircraft. Big Sky provides Harrison's service over routes that also serve Hot Springs, Arkansas, whose service to Dallas/Ft. Worth is subsidized, and Mountain Home, Arkansas, whose service is not subsidized. Subsidy for the routes is currently $2,251,181 annually.(1)

CARRIER PROPOSAL
By letter dated September 18, 2001, Big Sky now requests that it be allowed to implement a modified service pattern providing Harrison with a full three round trips each weekday and weekend via Hot Springs to Dallas/Ft. Worth in lieu of any service to St. Louis, beginning October 1, at the current subsidy rate. Since Big Sky would no longer be operating any service to/from St. Louis, Hot Springs' service would be limited to its designated hub of Dallas/Ft. Worth and Mountain Home would lose service entirely.(2)

COMMUNITY COMMENTS
By letter dated September l8, 2001, the Harrison Chamber of Commerce, with the concurrence of the Mayor, expressed its support for Big Sky's proposal.

--------------------------------
(1) See Appendix A for a map.
(2) In essence, Big Sky's current St. Louis-Mountain Home-Harrison-Hot Springs-Dallas/Ft. Worth route would be modified to Harrison-Hot
Springs-Dallas/Ft. Worth. Since Mountain Home is not an essential air service point, it has no guarantee of service.


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                                      -2-


DECISION
We will approve the alternative service pattern proposed by Big Sky, which has the Harrison community's support, effective October 1 through November 30, 2001, the end of the current rate term. As we previously discussed in Order 2000-12-21, Big Sky's service to St. Louis service is little used by the Harrison community, averaging less than one passenger per flight on 19-seat aircraft. We expect that the community will be better served by three round trips a day to Dallas/Ft. Worth. Concomitant with our approval, we will adjust Big Sky's subsidy payout (subsidy per arrival and departure) to ensure that the carrier receives the same total subsidy under the modified service pattern as under the present one.

We recognize that Hot Springs and Mountain Home have been incidental beneficiaries of Harrison's service to St. Louis, and that the elimination of that route will affect those two communities. However, Hot Springs is guaranteed service to Dallas/Ft. Worth only,(3) and it will continue to receive the three round trips each weekday and weekend to Dallas/Ft. Worth that we have been supporting. On the other hand, Mountain Home is not an essential air service point as defined by 49 U.S.C. 4173l(a), and thus not guaranteed service at all. Consequently, we may not spend program funding to pay subsidy for Big Sky or any other carrier to maintain scheduled service at Mountain Home.(4)

This order is issued under authority delegated in 49 CFR 1.56a(f).

ACCORDINGLY,
1. We approve the alternate service pattern of Big Sky Transportation Co., d/b/a Big Sky Airlines, to provide essential air service at Harrison and Hot Springs, Arkansas, as described in Appendix B, effective October 1 through November
30, 200l;

2. We revise the final rate of compensation for Big Sky Transportation Co., d/b/a Big Sky Airlines, for the provision of essential air service at Harrison and Hot Springs, Arkansas, from October 1 through November 30, 2001, as follows: for each month during which essential air service is provided, the amount of compensation shall be subject to the weekly ceiling set forth in Appendix B, and shall be determined by multiplying the subsidy-eligible arrivals and departures completed during the month by $630.94;(5)



--------------------------------
(3) See Order 93-10-27, October 15, 1993.
(4) We first broached the prospect of Harrison's exchanging its service to St. Louis for increased service to Dallas/Ft. Worth in Order 2000-12-21. In June 2001, the Department sent a letter to the Mayor of Harrison again raising that prospect, who responded positively. Courtesy copies of the Department's letter were also sent to the Mayors of Hot Springs and Mountain Home, neither of whom responded. See the correspondence in Docket OST-1997-2935.
(5) See Appendix B for the calculation of this rate, which assumes the use of the aircraft designated. If the carrier reports a significant number of aircraft substitutions, revision of this rate may be required.

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                                      -3-


3. The rate established in ordering paragraph 2 above is in lieu of, not in addition to, that established by Order 99-12-28;

4. We direct Big Sky Transportation Co., d/b/a Big Sky Airlines, to retain all books, records, and other source and summary documentation to support claims for payment, and to preserve and maintain such documentation in a manner that readily permits its audit and examination by representatives of the Department. Such documentation shall be retained for seven years or until the Department indicates that the records may be destroyed. Copies of flight logs for aircraft sold or disposed of must be retained. The carrier may forfeit its compensation for any claim that is not supported under the terms of this order; and

5. We will serve copies of this order on the mayor and airport manager of Harrison, Arkansas, and Big Sky Transportation Co., d/b/a Big Sky Airlines.


By:





                                     SUSAN MCDERMOTT
                                     Deputy Assistant Secretary for Aviation
                                       and International Affairs


(SEAL)


               An electronic version of this document is available
                  on the World Wide Web at http://dms.dot.gov

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                                                                      APPENDIX A





                               HARRISON, ARKANSAS,
                           AND THE SURROUNDING REGION




                                     [MAP]

                                                                      APPENDIX B
                                                                     Page 1 of 2



               BIG SKY TRANSPORTATION CO., d/b/a BIG SKY AIRLINES
          ESSENTIAL AIR SERVICE AT HARRISON AND HOT SPRINGS, ARKANSAS


EFFECTIVE PERIOD                              October 1 through November 30, 200l

---------------------------------------------------------------------------------------------------------
SERVICE                                       18 Harrison-Hot Springs-Dallas/Ft. Worth round trips each
                                              week

---------------------------------------------------------------------------------------------------------
AIRCRAFT TYPE                                 Fairchild Metro III or Metro 23 (19 seats)

---------------------------------------------------------------------------------------------------------
TIMING OF FLIGHTS                             Flights must be well-timed and well-spaced to ensure full
                                              compensation

---------------------------------------------------------------------------------------------------------
SUBSIDY RATE PER
ARRIVAL/DEPARTURE                             $630.94 1/
---------------------------------------------------------------------------------------------------------
COMPENSATION CEILING
EACH WEEK                                     $45,427.68 2/
---------------------------------------------------------------------------------------------------------


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1/ Annual compensation of $2,251,181 divided by 3,568 annual arrivals and departures at a 95 percent completion factor, calculated as follows: 12 dpts x 313 service days x .95 = 3,568.

2/ Subsidy rate per arrival/departure of $630.94 multiplied by 72 subsidy-eligible arrivals and departures each week.

                                                                      APPENDIX B
                                                                     Page 2 of 2



                                      NOTE

The carrier understands that it may forfeit its compensation for any flights that it does not operate in conformance with the terms and stipulations of the rate order, including the service plan outlined in the order and any other significant elements of the required service, without prior approval. The carrier understands that an aircraft take-off and landing at its scheduled destination constitutes a completed flight; absent an explanation supporting subsidy eligibility for a flight that has not been completed, such as certain weather cancellations, only completed flights are considered eligible for subsidy. In addition, if the carrier does not schedule or operate its flights in full conformance with the order for a significant period, it may jeopardize its entire subsidy claim for the period in question. If the carrier contemplates any such changes beyond the scope of the order during the applicable period of this rate, it must first notify the Office of Aviation Analysis in writing and receive written approval from the Department to be assured of full compensation. Should circumstances warrant, the Department may locate and select a replacement carrier to provide service on these routes. The carrier must complete all flights that can be safely operated; flights that overfly points for lack of traffic will not be compensated. In determining whether subsidy payment for a deviating flight should be adjusted or disallowed, the Department will consider the extent to which the goals of the program are met and the extent of access to the national air transportation system provided to the community.

If the Department unilaterally, either partially or completely, terminates or reduces payments for service or changes service requirements at a specific location provided for under this order, then, at the end of the period for which the Department does make payments in the agreed amounts or at the agreed service levels, the carrier may cease to provide service to that specific location without regard to any requirement for notice of such cessation. Those adjustments in the levels of subsidy and/or service that are mutually agreed to in writing by the parties to this order do not constitute a total or partial reduction or cessation of payment.

Subsidy contracts are subject to, and incorporate by reference, relevant statutes and Department regulations, as they may be amended from time to time. However, any such statutes, regulations, or amendments thereto shall not operate to controvert the foregoing paragraph.